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EXHIBIT 99.1

CeleXx Announces Settlement to Burke Estate Lawsuit and Changes to Board of Directors

CORAL SPRINGS, Fla.-(Business Wire)- January 23, 2002: CeleXx Corporation (OTC
BB: CLXX) announced that on January 18, 2002, the Corporation stipulated in open court to the settlement and dismissal of a litigation between the Estate of David R. Burke, Sr. (the "Estate") and the Corporation that was pending in the Federal District Court for the District of Massachusetts. The litigation related to a Note due the Estate from the purchase of Computer Marketplace Inc. ("CMI") by the Corporation in April 2000. The settlement is subject to formal documentation, and the matter may be refiled at the end of thirty days if the parties fail to execute a written settlement agreement.

On January 14, 2002, the Estate of David R. Burke, Sr., filed suit against the Corporation, accelerating the payment of the Note for approximately $914,000, plus interest, legal fees and associated costs, and sought foreclosure on all CMI common stock, which was pledged as collateral for the Note, for sale by the Estate for the purpose of satisfying the Corporation's obligations under the Note. The Corporation did not have the ability to repay the Note without a financing or a disposition of certain assets. Additionally, the Estate has sought to enjoin the termination of Mr. Joseph Spampinato, whose services as President of CMI were terminated by the Corporation effective on January 11, 2002.

The material terms of the settlement are that the Estate will receive the CMI stock, which was pledged as collateral for the Note. The Corporation will receive certain cash consideration, the return of approximately 16 million shares of common stock of the Corporation (approximately 30% of the outstanding shares) which was paid to David R. Burke, Sr. as partial consideration for the purchase of CMI, and a full discharge of any previously existing obligations to the Estate. There will also be an exchange of releases by and among the Estate, the Corporation, CMI and the officers, directors and employees of the Corporation and CMI, as to all matters concerning CMI.

The Corporation also announced changes to its Board of Directors. On January 5, 2001, the Company accepted the resignation of Vincent Caminiti from the Board of Directors. Subsequently, the Company added Lawrence Sands to its Board of Directors. Mr. Sands is a former practicing attorney and business owner/operator with over 15 years of experience in law and business transactions and operations.

The Private Securities Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this Press Release (as well as information included in oral statements or other written statements made or to be made) contains statements that are forward looking, such as those relating to future satisfaction of obligations, sale of assets, the Corporation's need for additional capital and negotiation of a settlement with the Estate of David R. Burke, Sr. Such forward looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward looking statements.

For more information contact:

CeleXx Corporation, Coral Springs, Fla.
David C. Langle
954-796-7322